File No. 70-8123

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                        AMENDMENT NO. 6 (POST-EFFECTIVE)

                                       TO

                              FORM U-1 APPLICATION

                                    UNDER THE

                   PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
                        --------------------------------

                       SOUTHWESTERN ELECTRIC POWER COMPANY
                                428 Travis Street
                          Shreveport, Louisiana 071101

               (Name of company filing this statement and address
                         of principal executive office)
                        ---------------------------------

                       CENTRAL AND SOUTH WEST CORPORATION

                 (Name of top registered holding company parent)

                        ---------------------------------

                                 Wendy G. Hargus
                                    Treasurer
                       Southwestern Electric Power Company
                       Central and South West Corporation
                          1616 Woodall Rodgers Freeway
                                 P.O. Box 660164
                               Dallas, Texas 75266

                              Joris M. Hogan, Esq.
                         Milbank, Tweed, Hadley & McCloy
                             1 Chase Manhattan Plaza
                            New York, New York 10005

                   (Names and addresses of agents for service)


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                  Southwestern  Electric  Power  Company  (SWEPCO"),  a Delaware
corporation and a wholly-owned electric utility subsidiary of Central and South West Corporation ("CSW"), a Delaware corporation and a registered holding company under the Public Utility Holding Company Act of 1935, as amended (the "Act"), hereby files this Post-Effective Amendment No. 6 (this "Amendment") to the Form U-1 Application in File No. 70-8123 (the "Application") for the purpose of amending its Application solely for the purpose of requesting an extension of the term of the authority previously granted by the Commission through December 31, 2001. In all other respects, the Application as previously filed and amended will remain the same. Item 1. Description of Proposed Transaction.
                  By order dated March 31, 1993 (HCAR No. 25776) (the "Order"), the Commission authorized SWEPCO to provide, through December 31, 1994, environmental laboratory services ("Services"), including analysis of water, oils, soil and waste characterization, to nonaffiliate entities, and to charge such nonaffiliates for such Services. SWEPCO stated that there was excess capacity available for sale to nonaffiliates because the laboratory was not being utilized by SWEPCO continuously. SWEPCO further stated that providing such services to nonaffiliates would not in any way interfere with its utility business.
         By Order of the Commission dated December 16, 1994 (HCAR No. 26188) (the "1994 Order"), the Commission extended the time of authority granted to SWEPCO through December 31, 1997.
         SWEPCO respectfully requests that the Commission extend the term of the authority previously granted in the Order and the 1994 Order through December 31, 2001.
Item 2.  Fees, Commissions and Expenses.
                  An estimate of fees and expenses to be paid or incurred by SWEPCO in connection with the proposed transaction is set forth below:
      Counsel Fees:
               Milbank, Tweed, Hadley & McCloy
               New York, New York . . . . . . . . . . ......   2,000

               Miscellaneous and incidental expenses,
               including travel, telephone, copying
               and postage . . . . . . . . . . . . . . . . .     500
                                                           - - - - -
               TOTAL . . . . . . . . . . . . . . . . .....    $2,500
                                                           =========
 Applicable Statutory Provisions.
                  Sections 9(a) and 10 of the Act and Rule 23 thereunder are or may be applicable to the transaction proposed herein. To the extent that any other sections of the Act may be applicable to the proposed transaction, SWEPCO hereby requests appropriate authority thereunder. As this Amendment merely requests the extension of the term of authority previously granted to SWEPCO by the Commission, the Commission already has determined that the proposed transaction is appropriate under the Act. Item 4. Regulatory Approval.
                  No state regulatory authority and no federal regulatory authority, other than the Commission under the Act, has jurisdiction over the proposed transaction.
Item 5.  Procedure.
                  SWEPCO respectfully requests that the Commission issue and publish no later than December 15, 1997 the requisite notice under Rule 23 with respect to the filing of this Amendment, such notice to specify a date not later than December 30, 1997, as the date after which an order granting and permitting this Amendment to become effective may be entered by the Commission and that the Commission enter not later than December 31, 1997, an appropriate order granting and permitting this Amendment to become effective.
                  SWEPCO respectfully requests that appropriate and timely action be taken by the Commission in this matter so that the authority will be extended prior to the current authority's expiration on December 31, 1997.
                  No recommended decision by a hearing officer or any other responsible officer of the Commission is necessary or required in this matter. The Division of Investment Management of the Commission may assist in the preparation of the Commission's decision in this matter. There should be no thirty-day waiting period between the issuance and the effective date of any order issued by the Commission in this matter; and it is respectfully requested that any such order be made effective immediately upon the entry thereof.
Item 6.  Exhibits and Financial Statements.

         Exhibit 1 -  Preliminary Opinion of Milbank, Tweed, Hadley & McCloy,
                      counsel to SWEPCO.

         Exhibit 2 - Financial  Statements  per books and pro
                     forma   as  of   September   30,   1997   of
                     Southwestern   Electric  Power  Company  and
                     consolidated  subsidiaries.

         Exhibit 3 - Proposed Notice of Proceeding.

Item 7.  Environmental Effects.
                  The proposed transaction does not involve major federal action having a significant effect on the human environment. To the best of SWEPCO's knowledge no federal agency has prepared or is preparing an environmental impact statement with respect to the proposed transaction.


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                                S I G N A T U R E
                  Pursuant to the requirements of the Public Utility Holding Company Act of 1935, as amended, the undersigned company has duly caused this document to be signed on its behalf by the undersigned thereunto duly authorized.
                  Dated:  December 12, 1997

                  SOUTHWESTERN ELECTRIC POWER COMPANY


                  By:/s/ WENDY G. HARGUS
                    Wendy G. Hargus
                    Treasurer

                                INDEX OF EXHIBITS


EXHIBIT                                                      TRANSMISSION
NUMBER                      EXHIBITS                            METHOD
-------                  ----------------                    ------------

  1               Preliminary Opinion of Milbank, Tweed,      Electronic
                  Hadley & McCloy, counsel to SWEPCO.

  2               Financial Statements as of September        Electronic
                  30, 1997, of Southwestern Electric
                  Power Company and consolidated
                  subsidiaries.

  3               Proposed Notice of Proceeding.              Electronic